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                                                                 EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                                 PROXICOM, INC.

It is hereby certified that:

            FIRST: The name of the corporation is Proxicom, Inc. (the "Corporation"), and the Corporation is organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL").

            SECOND: The Board of Directors of the Corporation, for the purpose of taking action without a meeting pursuant to Section 141(f) of the DGCL, duly adopted by unanimous written consent, a resolution setting forth a proposed amendment of the Amended Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and authorized and directed the Corporation's officers to submit such amendment to the Corporation's stockholders for approval in accordance with the DGCL.

            The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the Board of Directors of the Corporation hereby approves and adopts the following amendment (the "Certificate Amendment") to Article FOURTH of the Corporation's Amended Certificate of Incorporation, so that the first paragraph of such Article FOURTH shall read in its entirety:

            "FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is fifty-seven million (57,000,000), of which fifty million (50,000,000) of such shares shall be common stock, having a par value of $.01 per share ("Common Stock") and seven million (7,000,000) of such shares shall be preferred stock, having a par value of $.01 per share ("Preferred Stock")."

            THIRD: The amendment to the Amended Certificate of Incorporation herein has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.


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            IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by Raul J. Fernandez, its President and Chief Executive Officer, and attested by Christopher Capuano, its Vice President, General Counsel and Corporate Secretary, this 25th day of March, 1999.

                                     PROXICOM, INC.

                                     By: /s/ Raul J. Fernandez
                                         ----------------------------------
                                          Raul J. Fernandez
                                          President and Chief
                                          Executive Officer

                                     Attest:

                                     By: /s/ Christopher Capuano
                                         ----------------------------------
                                          Christopher Capuano
                                          Vice President, General Counsel
                                          and Corporate Secretary

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